The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting offers to buy these securities in any state where the offer or sale is not permitted. These securities may not be sold nor may offers to buy be accepted before the prospectus supplement is delivered.
Subject to Completion, Dated June 9, 2005

Prospectus Supplement
(To Prospectus dated June 9, 2005)

                    $

American Electric Power Company, Inc.

% Senior Notes due August 16, 2007

_________________________

This is a remarketing of our senior notes due August 16, 2007 (Senior Notes) originally issued in 2002 in connection with our sale of 9.25% Equity Units. Each Equity Unit is comprised of a Senior Note in the principal amount of $50 and a forward purchase contract under which the Equity Unit holder agrees to purchase shares of our common stock on August 16, 2005. The interest rate on the Senior Notes will be reset to % per annum effective on and after June 16, 2005. The Senior Notes will pay interest in arrears on each February 16, May 16, August 16 and November 16, commencing on August 16, 2005. The Senior Notes will mature on August 16, 2007 and do not have the benefit of any sinking fund. The Senior Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Senior Notes will be remarketed in denominations of $50 and integral multiples of $50.

The Senior Notes are redeemable at our option on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price described in this pricing supplement. See SUPPLEMENTAL DESCRIPTION OF THE REMARKETED SENIOR NOTES - “Tax Event Redemption” in this prospectus supplement.

_________________________

Investing in the Senior Notes involves risks. See “Risk Factors” on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Remarketed offering price (1)%		$
Remarketing fee to remarketing agents	%	$
Net proceeds (2)%		$
__________
(1)	Plus accrued interest from and including May 16, 2005 to June 16, 2005 at 5.75% and, if settlement occurs after June 16, 2005, additional accrued interest at the rate of %.
(2)	We will not receive any proceeds from the remarketing. See “Use of Proceeds.”
_________________________

We expect that the Senior Notes will be ready for delivery through The Depository Trust Company on or about June 16, 2005.

_________________________

Joint Remarketing Agents

Citigroup	Morgan Stanley

June , 2005

TABLE OF CONTENTS
                                                          Page

Prospectus Supplement

About this Prospectus Supplement	S-1
Summary Information	S-2
Risk Factors	S-4
Use of Proceeds	S-4
Supplemental Description of the Remarketed Senior Notes	S-4
Material United States Federal Income Tax Consequences	S-7
Remarketing	S-12
Legal Matters	S-13
Experts	S-14

Prospectus
The Company	1
Prospectus Supplements	1
Risk Factors	1
Ratio of Earnings to Fixed Charges	1
Where You Can Find More Information	2
Use of Proceeds	3
The Trusts	3
Accounting Treatment of the Trusts	4
Description of the Senior Notes	4
Description of Common Stock	9
Description of the Junior Subordinated Debentures	10
Description of the Trust Preferred Securities	16
Description of Guarantees	32
Relationship among Trust Preferred Securities, Debt Securities and Guarantees	35
Description of the Stock Purchase Contracts and the Stock Purchase Units	37
Book-Entry System	37
Plan of Distribution	39
Legal Opinions	40
Experts	40

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing of the Senior Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Senior Notes. If the description of the remarketing varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus as well as the documents they incorporate by reference, before making an investment decision. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to the “Company”, “we”, “us” and “our” should be read to refer to American Electric Power Company, Inc. and its subsidiaries.

American Electric Power Company, Inc.

We are one of the largest investor-owned public utility holding companies in the United States. We provide, directly or indirectly, generation, transmission and distribution services to over five million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) through our electric utility operations.

Our portfolio of assets includes:

•	36,000 megawatts of generating capacity, one of the largest complements of generation in the United States;
•	39,000 miles of transmission lines;
•	177,000 miles of distribution lines that support delivery of electricity to our customers’ premises; and
•	Substantial coal transportation assets (7,065 railcars, 2,230 barges, 53 towboats and one coal handling terminal).

Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio, and our telephone number is (614) 716-1000.

Summary of the Remarketing

Issuer	American Electric Power Company, Inc.
Senior Notes	$ aggregate principal amount of % Senior Notes due August 16, 2007.
Maturity Date	The Senior Notes will mature on August 16, 2007.
Interest Rate	The Senior Notes bear interest at the rate of 5.75% to June 16, 2005 and will bear interest at the rate of % per year, effective on and after June 16, 2005.
Interest Payment Dates	The Senior Notes will pay interest in arrears on each February 16, May 16, August 16 and November 16, commencing on August 16, 2005.
Ranking	The Senior Notes will be unsecured and unsubordinated obligations ranking equally with our other outstanding and future unsecured and unsubordinated indebtedness.
Tax Event Redemption
The Senior Notes are redeemable at our option on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price described under SUPPLEMENTAL DESCRIPTION OF THE REMARKETED SENIOR NOTES - “Tax Event Redemption” in this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the remarketing of the Senior Notes. For more information, see USE OF PROCEEDS in this prospectus supplement.
Restrictive Covenants
For a discussion of the restrictive covenants relating to the Senior Notes, see “Limitation upon Liens on Stock of Certain Subsidiaries” and “Limitation upon Mergers, Consolidations and Sale of Assets” under SUPPLEMENTAL DESCRIPTION OF THE REMARKETED SENIOR NOTES - “Restrictive Covenants” in this prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2004, along with disclosure related to the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

USE OF PROCEEDS

We are remarketing $ aggregate principal amount of Senior Notes on behalf of participating holders of our Equity Units issued in June 2002. Each Equity Unit consists of a unit comprised of a Senior Note in the principal amount of $50 and a forward purchase contract under which the Equity Unit holder agrees to purchase shares of our common stock on August 16, 2005 (or earlier under some circumstances). We will not receive any proceeds from the remarketing. The total proceeds of the remarketing, which includes accrued interest, of the Senior Notes will be used to purchase on June 16, 2005 a treasury portfolio that will serve as the substitute collateral for the Senior Note component of the Equity Units to secure Equity Units holders’ obligations to us under the forward purchase contracts that are a component of the Equity Units. Any remaining proceeds from the sale of Senior Notes will be remitted to the holders of the Equity Units whose Senior Notes were sold in the remarketing, after deducting a remarketing fee not to exceed 25 basis points of the total proceeds from such remarketing.

SUPPLEMENTAL DESCRIPTION OF THE REMARKETED SENIOR NOTES

The following description of the particular terms of the Senior Notes, which are referred to in the accompanying prospectus as “Senior Notes,” supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the Senior Notes in the prospectus. The Senior Notes will be issued under an indenture dated as of May 1, 2001 between us and The Bank of New York, as trustee, as supplemented and amended, and as to be further supplemented and amended. References in this prospectus supplement to the indenture will mean the indenture as so supplemented. This summary is qualified in its entirety by reference to the indenture.

The trustee will act as our U.S. paying agent, our authenticating agent and registrar, and, if and when such notes are issued in definitive form, our U.S. transfer agent.

Any money that we deposit with the trustee or any paying agent for the payment of principal, premium, if any, or any interest on the Senior Notes that remains unclaimed for two years after the date upon which the principal, premium, if any, and interest are due and payable, will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any applicable unclaimed property law, the holder of Senior Notes will be able to seek any payment to which that holder may be entitled to collect only from us.

General

The Senior Notes are being remarketed in the principal amount of $ . We may, without the consent of the holders of the Senior Notes, create and issue additional debt securities under the indenture, ranking equally with the Senior Notes.

The Senior Notes will mature on August 16, 2007. The Senior Notes accrued interest at the rate of 5.75% to June 16, 2005 and will bear interest at the annual rate of % effective on and after June 16, 2005. Interest will be payable in arrears on each February 16, May 16, August 16 and November 16, commencing on August 16, 2005 until the Senior Notes mature on August 16, 2007. The Senior Notes are not redeemable before their stated maturity except as described below.

The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months, (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and (3) for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the Senior Notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

The Senior Notes will be remarketed in denominations of $50 and integral multiples of $50.

The Senior Notes will not have the benefit of a sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay the Senior Notes.

Payment of the principal and interest on the Senior Notes will rank equally with that of all of our other unsecured and unsubordinated debt. As of June 3, 2005, there existed approximately $1.474 billion principal amount of indebtedness issued under the indenture that would have ranked equally with the Senior Notes. The indenture does not limit the amount of additional senior indebtedness that we or any of our subsidiaries may incur. The Senior Notes will be our exclusive obligations.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary’s liquidation. As of March 31, 2005, our subsidiaries had approximately $10.335 billion principal amount of outstanding long-term debt (including debt due within one year). Since our operations are conducted through subsidiaries, our cash flow and our consequent ability to service debt, including our Senior Notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon other payments of funds by those subsidiaries to us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or to make funds available for payments on the Senior Notes, whether by dividends or other payments. In addition, the payment of dividends and the making of advances to us by our subsidiaries may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of the Senior Notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are ourselves recognized as a creditor of the subsidiary, in which case our claims would be subordinated to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to the debt held by us.

Tax Event Redemption

If a tax event occurs, we may, at our option, redeem the Senior Notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each Senior Note, the redemption amount referred to below. Installments of interest on Senior Notes that are due and payable on or before a redemption date will be payable to holders of the Senior Notes registered as holders at the close of business on the relevant record dates. If we exercise our option to redeem the Senior Notes, the proceeds of the redemption will be payable in cash to the holders of the Senior Notes.

“Tax event” means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in matters of this kind, which may be Hunton & Williams LLP, to the effect that there is more than an insubstantial risk that interest payable by us on the Senior Notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of (1) any amendment to, change in, or announced proposed change in, the laws, or any regulations under the laws, of the United States or any political subdivision or taxing authority of or in the United States affecting taxation; (2) any amendment to or change in an official interpretation or application of any laws or regulations of this kind by any legislative body, court, governmental agency or regulatory authority; or (3) any interpretation or pronouncement that provides for a position with respect to any laws or regulations that differs from the generally accepted position on the issue date, which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after June 11, 2002.

“Redemption amount” means the principal amount of the Senior Notes plus accrued and unpaid interest, if any.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Senior Notes. If any Senior Notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the Senior Notes to be redeemed.

Restrictive Covenants

Limitation upon Liens on Stock of Certain Subsidiaries

For so long as any Senior Notes remain outstanding, we will not create or incur or allow any of our subsidiaries to create or incur any pledge or security interest on any of the capital stock of a public utility subsidiary held by us or one of our subsidiaries or a significant subsidiary.

For purposes of this covenant, a public utility subsidiary means, at any particular time, a direct or indirect subsidiary of ours that, as a substantial part of its business, distributes or transmits electric energy to retail or wholesale customers at rates or tariffs that are regulated by either a state or Federal regulatory authority.

For purposes of this covenant, significant subsidiary means, at any particular time, any direct subsidiary of ours whose consolidated gross assets or consolidated gross revenues (having regard to our direct beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of our consolidated gross assets or our consolidated gross revenues.

Limitation upon Mergers, Consolidations and Sale of Assets

Nothing in the indenture or the Senior Notes prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our property to another entity, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations relating to all outstanding debt securities issued under the indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia.

Defeasance and Discharge

The defeasance provisions of the indenture described under DESCRIPTION OF SENIOR NOTES - “Legal Defeasance” and DESCRIPTION OF SENIOR NOTES - “Covenant Defeasance” in the accompanying prospectus will not apply to the Senior Notes.

Same-day Settlement and Payment

Settlement by purchasers of the Senior Notes will be made in immediately available funds. All payments by us to the depositary of principal and interest will be made in immediately available funds. So long as any Senior Notes are represented by global securities registered in the name of the depositary or its nominee, those Senior Notes will trade in the depositary’s Same-Day Funds Settlement System and secondary market trading in those Senior Notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in Senior Notes.

Book-Entry and Settlement

Senior Notes will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders of the Senior Notes for any purpose under the indenture, and no global security representing notes will be exchangeable, except for another global security of the same denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest to exercise any rights of a holder under the indenture.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

Certificates for the Senior Notes will be printed and delivered in exchange for beneficial interests in the global securities if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

•
DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered, or

•
we determine in our sole discretion that we will no longer have senior debt securities represented by global securities or will permit any of the global security certificates to be exchangeable, subject to the procedures of DTC, or an event of default under the indenture has occurred and is continuing.

Any global note that is exchangeable as described in the preceding sentence will be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

Trustee

The Bank of New York will serve as the indenture trustee with respect to the Senior Notes. The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking and trust relationships.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of material United States federal income tax consequences is not intended or written by us or our counsel to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer. It was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by the following discussion, namely, the remarketing of the Senior Notes. You should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Senior Notes, but does not purport to be a complete analysis of all the potential tax consequences relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below.

This discussion is limited to holders who purchase Senior Notes in the remarketing and who hold the Senior Notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws. In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	foreign persons or entities (except to the extent specifically set forth below);

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes;

•	U.S. holders (as defined below) whose “functional currency” is not the United States dollar;

•	holders of Senior Notes that are being remarketed in the remarketing;

•	holders that hold Senior Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell the Senior Notes under the constructive sale provisions of the Code.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) or other pass-through entity holds Senior Notes, the tax treatment of a partner in the partnership or owner of the applicable pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. If you are a partnership or pass-through entity, or a partner or owner of a partnership or other pass-through entity, as applicable, acquiring our Senior Notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of Senior Notes.

No statutory, administrative or judicial authority directly addresses the treatment of Senior Notes or instruments similar to Senior Notes for United States federal income tax purposes, and we have not sought any ruling from the IRS with respect to the statements made and conclusions reached herein. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein. Each prospective investor is urged to consult its tax advisor as to the particular tax consequences of purchasing, owning and disposing of the Senior Notes, including the application and effect of United States federal, state, local and foreign tax laws.

Classification of the Senior Notes

Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the issuance of the obligation. Consistent with our belief that the Senior Notes constituted indebtedness for United States federal income tax purposes at the time of the issuance of the Senior Notes, we have treated and will continue to treat the Senior Notes in that manner. It is possible that the IRS will successfully assert that the Senior Notes are not properly treated as indebtedness prior to the remarketing, in which case the tax consequences of the ownership and disposition of the Senior Notes may differ from those described below. By acquiring Senior Notes in the remarketing, you will be deemed to have agreed to treat the Senior Notes as indebtedness for United States federal income tax purposes.

Because of the manner in which the interest rate on the Senior Notes is reset, we have treated and will continue to treat the Senior Notes for United States federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). However, the proper application of the contingent payment debt regulations to the Senior Notes following the remarketing is uncertain in a number of respects, and no assurance can be given that the IRS will not successfully assert that the Senior Notes should be treated differently than as described below. A different treatment of the Senior Notes could materially affect the amount, timing and character of income, gain or loss with respect to an investment in the Senior Notes. Accordingly, you are urged to consult your tax advisor regarding the United States federal income tax consequences of owning the Senior Notes.

The remainder of this discussion assumes that the notes will be treated as contingent payment debt instruments subject to the contingent payment debt regulations for United States federal income tax purposes.

U.S. Holders

The following is a summary of the United States federal income tax consequences that will apply to you if you are a U.S. holder of Senior Notes. Certain consequences to “Non-U.S. holders” of Senior Notes are described under “ - Non-U.S. Holders” below. You are a “U.S. holder” if you are a beneficial owner of Senior Notes, and you are:

•	a citizen or resident of the United States as determined for United States federal income tax purposes;

•
a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (2) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for United States federal income tax purposes, you are required to accrue interest income on the Senior Notes on a constant-yield basis at an assumed yield (the “comparable yield”) that was determined at the time of issuance of the Senior Notes, and to take into account any differences between the actual payments you receive at the reset interest rate and the projected schedule of payments we constructed at the time of the original issuance of the Senior Notes, as more fully described below. The comparable yield for the Senior Notes was based on the yield at which we could have issued, at the time of issuance of the Senior Notes, a fixed-rate debt instrument with no contingent payments but with terms otherwise similar to those of the Senior Notes. Solely for purposes of determining the amount of interest income that accrues on the Senior Notes, we were required, at the time of issuance of the Senior Notes, to construct a “projected payment schedule” in respect of the Senior Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Senior Notes equal to the comparable yield. A difference between the actual amount of a payment and the projected amount of a payment generally is taken into account as an adjustment to interest income.

For United States federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of a Senior Note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the Senior Notes. The following discussion assumes that you will use this original projected payment schedule, as well.

Furthermore, assuming that you report your income in a manner consistent with our position described below, the amount of income that you will recognize in respect of the Senior Notes generally should correspond to the economic accrual of income on the Senior Notes to you and the amount of income you would have recognized on an accrual basis if the Senior Notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

The amount of interest on a Senior Note that accrues in an accrual period is the product of the comparable yield on the Senior Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Senior Note. The daily portions of interest in respect of a Senior Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Senior Note that accrues in the accrual period. The initial adjusted issue price of a Senior Note acquired by you in the remarketing will equal $      per $50 principal amount as of the date of the remarketing (the “initial adjusted issue price”). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the Senior Note and all interest previously accrued on such Senior Note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the Senior Note for all previous accrual periods starting from the remarketing date.

At the time of the issuance of the Senior Notes, we determined that the comparable yield was 6.70% and the projected payment schedule for the Senior Notes, per $50 principal amount, was $0.52 on August 16, 2002, $0.72 for each subsequent quarter ending on or prior to May 16, 2005, $1.02 for each quarter ending after May 16, 2005, and $51.02 at maturity (which includes the stated principal amount of the Senior Notes as well as the final projected interest payment). Based on the comparable yield of 6.70% and the initial adjusted issue price of $      per $50 principal amount, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on a Senior Note for each day in the taxable year on which you hold the Senior Note, adjusted to reflect the actual reset rate, as discussed below.

Adjustments to Reflect the Actual Reset Rate

Following the remarketing of the Senior Notes, the Senior Notes will be subject to special rules that are applicable to contingent payment debt instruments for which all of the contingent payments have become fixed at the same time. Under these rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate. Further, you must allocate in a reasonable manner any difference between your purchase price for the Senior Notes and the adjusted issue price of the Senior Notes at the time you purchase such notes in the remarketing to daily portions of original issue discount or projected payments over the remaining term of the Senior Notes. However, there is uncertainty regarding the manner in which these rules should apply to the Senior Notes after the remarketing, including whether the projected payment schedule should be modified and the method for determining the total amount and timing of the adjustments.

Based on the reset rate of      %, actual payments on the Senior Notes, per $50 principal amount, will be approximately $      on August 16, 2005 and $ for each quarterly payment date thereafter. Because these payments will differ from the projected quarterly payments of $1.02, you and we will be required to account for these differences as a adjustment to interest accrued based on the comparable yield of 6.70% in a reasonable manner over the period to which they relate. For our own reporting purposes, we intend to treat the difference between the projected payment of $1.02 and the actual payment of approximately $      on August 16, 2005 and $ thereafter on the Senior Note as a adjustment to the interest accrued (based on the 6.70% comparable yield) during each quarter. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you make these adjustments in a reasonable manner.

Adjusted Tax Basis of the Senior Notes; Additional Potential Adjustments

Your initial adjusted tax basis in a Senior Note acquired by you in the remarketing will equal the amount that you pay for the Senior Note. Your adjusted tax basis in the Senior Notes for any accrual period following the remarketing will be (x) the sum of your initial adjusted tax basis in the Senior Notes and any interest previously accrued on such Senior Notes starting from the remarketing date (disregarding any positive or negative adjustments, other than those described immediately below) minus (y) the total amount of the projected payments on the Senior Note for all previous accrual periods starting from the remarketing date.

If your initial adjusted tax basis in a Senior Note acquired in the remarketing differs from the adjusted issue price of such Senior Note on the date of your purchase, you will be required to make additional negative or positive adjustments to interest accrued in each period. You will take into account any difference between your initial adjusted tax basis in the Senior Note and the adjusted issue price of such Senior Note on the date of your purchase by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the Senior Notes. If your initial adjusted tax basis in a Senior Note is greater than its adjusted issue price on the date of your purchase, you will take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. If your initial adjusted tax basis in a Senior Note is less than its adjusted issue price on the date of your purchase, you will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a Senior Note will be decreased by any such negative adjustments and increased by any such positive adjustments. To the extent that a negative adjustment exceeds a positive adjustment, such excess is a net negative adjustment that is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

Upon accruing interest income based on the comparable yield of 6.70% and making positive and negative adjustments that reflect the actual reset rate as described above under “ - Adjustments to Reflect the Actual Reset Rate” and the possible difference between your initial adjusted tax basis in the Senior Note and its adjusted issue price on the date of your purchase as described in the preceding paragraph, the amount of income that you will recognize in respect of the Senior Notes generally should correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized on an accrual basis if the Senior Notes were not subject to the contingent payment debt regulations.

Sale, Exchange or Other Disposition of the Senior Notes

Upon a sale, exchange, or other disposition of a Senior Note, you generally will recognize gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the Senior Note. Gain or loss on the sale, exchange, or other disposition of a Senior Note that occurs during the six month period following the remarketing date generally will be treated as ordinary income or loss. The amount of any ordinary loss may not exceed your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any gain or loss recognized on a sale, exchange, or other disposition of a Senior Note which is not treated as ordinary income or loss (as described above) generally will be treated as capital gain or loss (except to the extent of any positive adjustment that you have not yet accrued and included in income, which will be treated as interest income), and generally will be long-term capital gain or loss if you held the Senior Note for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Event Redemption of Senior Notes

A tax event redemption of a Senior Note will be a taxable event, and you will recognize gain or loss in the manner described above under “ - Sale, Exchange or Other Disposition of the Senior Notes”.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of Senior Notes that is not a U.S. holder (a “Non-U.S. holder”). Special rules may apply to you if you are a “controlled foreign corporation,” “passive foreign investment company,” or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you should consult your tax advisor to determine the particular United States federal, state and local and other tax consequences that would apply to you.

All payments on a Senior Note made to you and any gain realized on a sale, exchange or other disposition of a Senior Note will be exempt from United States federal income and withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on the Senior Notes is described in Section 881(c)(3)(A) of the Code;

•	you have fulfilled the certification requirement described below;

•	such payments are not effectively connected with the conduct by you of a trade or business in the United States; and

•
in the case of gain realized on the sale, exchange or other disposition of a Senior Note, if you are a nonresident alien individual, you are not present in the United States for 183 or more days in the taxable year of the disposition where certain other conditions are met.

The certification requirement referred to above will be fulfilled if you certify to us on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address, and taxpayer identification number, if any. If you are engaged in a trade or business in the United States, and if payments on a Senior Note are effectively connected with the conduct of this trade or business and, if a treaty applies, are attributable to a permanent establishment maintained by you in the United States, you will generally be taxed in the same manner as a U.S. holder (see “ - U.S. Holders” above), except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate) of your effectively connected earnings and profits, subject to certain adjustments.

Information Reporting and Backup Withholding

If you are a U.S. holder, information reporting requirements generally will apply to all payments we make to you and to the proceeds paid to you from a sale of Senior Notes, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report interest income in full.

If you are a Non-U.S. holder, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding is required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above under “ - Non-U.S. Holders”. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a Senior Note made within the United States or conducted through a United States-related intermediary, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. holder, or you otherwise establish an exemption.

Regardless of whether you are a U.S. holder or a Non-U.S. holder, any amounts withheld under the backup withholding rules will be allowable as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

REMARKETING

The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement, dated as of June 11, 2002, as supplemented by supplemental remarketing agreements, dated May 2 and June , 2005. This agreement requires Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as

the remarketing agents, to use their commercially reasonable best efforts to remarket the Senior Notes at a reset rate such that the then current aggregate market value of the Senior Notes is equal to at least 100.25% of the “remarketing value.” The remarketing value with respect to each Senior Note that is being offered in this remarketing is the sum of:

•
the value at June , 2005 of such amount of U.S. Treasury securities that will pay, on or prior to August 16, 2005, an amount of cash equal to the interest scheduled to be paid on the Senior Note on that date, at 5.75% per annum (the rate of interest in effect prior to the re-setting of the interest rate in the remarketing); and

•	the value at June , 2005 of such amount of U.S. Treasury securities that will pay, on or prior to August 16, 2005, an amount of cash equal to $50.

The remarketing agents have no obligations to purchase any of the Senior Notes. Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as remarketing agents, have reset the rate of interest payable on the Senior Notes to %, which will be effective on June 16, 2005.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent. Upon a successful remarketing, the total proceeds, which includes accrued interest, from the remarketing of Senior Notes will be used to purchase the U.S. Treasury securities described above, which will be pledged to secure the obligations of holders of Equity Units to purchase shares of our common stock under the forward purchase contracts.

Pursuant to the remarketing agreement, the remarketing agents are allowed to retain a remarketing fee from any proceeds received in connection with the remarketing. The remarketing fee will not exceed 25 basis points (0.25%) of the total proceeds, which includes accrued interest, from the remarketing. We will not otherwise be responsible for any remarketing fee in connection with the remarketing.

The Senior Notes have no established trading market. The remarketing agents have advised us that they intend to make a market in the Senior Notes but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Senior Notes.

In order to facilitate the remarketing of the Senior Notes, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Senior Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. Neither we nor the remarketing agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor the remarketing agents makes any representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agents against or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The remarketing agents have in the past provided, and may in the future provide, investment banking and underwriter services to us and our affiliates for which they have received, or will receive, customary compensation.

LEGAL MATTERS

Certain legal matters with respect to this offering of our Senior Notes will be passed on for us by Thomas G. Berkemeyer, Esq., Associate General Counsel of American Electric Power Service Corporation, one of our affiliates, or William E. Johnson, Esq., Senior Counsel of American Electric Power Service Corporation and by Hunton & Williams LLP, New York, New York. Certain legal matters with respect to the offering of our Senior

Notes will be passed on for the remarketing agents by Dewey Ballantine LLP, New York, New York. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.
EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting of the Company and its subsidiaries incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by the Company’s Form 10-K/A, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the adoption of new accounting pronouncements in 2002, 2003 and 2004; (2) express an unqualified opinion on the consolidated financial statement schedule; (3) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (4) express an unqualified opinion on the effectiveness of internal control over financial reporting), have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$3,000,000,000

AMERICAN ELECTRIC POWER COMPANY, INC.
1 RIVERSIDE PLAZA
COLUMBUS, OHIO 43215
(614) 716-1000

SENIOR NOTES
COMMON STOCK
JUNIOR SUBORDINATED DEBENTURES
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

AEP CAPITAL TRUST I
AEP CAPITAL TRUST II
AEP CAPITAL TRUST III

TRUST PREFERRED SECURITIES
Guaranteed as described herein by

AMERICAN ELECTRIC POWER COMPANY, INC.

TERMS OF SALE

This prospectus contains summaries of the general terms of the securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the available prospectus supplement carefully before you invest.

The common stock of American Electric Power Company, Inc. is listed on the New York Stock Exchange under the symbol “AEP”. The last reported sale of the common stock on the New York Stock Exchange on June 3, 2005 was $35.80 per share.

In this prospectus, unless the context indicates otherwise, the words “we”, “ours” and “us” refer to American Electric Power Company, Inc. and its consolidated subsidiaries. “Trusts” refer to AEP Capital Trust I, AEP Capital Trust II and AEP Capital Trust III.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 1 FOR MORE INFORMATION.

The Securities have not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2005.

THE COMPANY

We are a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of our domestic electric utility subsidiaries and varying degrees of other subsidiaries. Substantially all of our operating revenues derive from the furnishing of electric service. We were incorporated under the laws of New York in 1906 and reorganized in 1925. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is (614) 716-1000.

We own, directly or indirectly, all the outstanding common stock of the following operating public utility companies: AEP Texas Central Company (“TCC”), AEP Texas North Company (“TNC”), Appalachian Power Company (“APCo”), Columbus Southern Power Company (“CSP”), Indiana Michigan Power Company (“I&M”), Kentucky Power Company, Kingsport Power Company, Ohio Power Company (“OPCo”), Public Service Company of Oklahoma (“PSO”), Southwestern Electric Power Company (“SWEPCo”) and Wheeling Power Company. These operating public utility companies supply electric service in portions of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia. We also own all of the outstanding common stock of American Electric Power Service Corporation, which provides accounting, administrative, information systems, engineering, financial, legal, maintenance and other services to us and our subsidiaries.

PROSPECTUS SUPPLEMENTS

We will provide information to you about the securities in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities, (b) the accompanying prospectus supplement provides more specific terms of your securities, and (c) the pricing supplement, if any, provides the final terms of your securities. It is important for you to consider the information contained in this prospectus, the prospectus supplement, and the pricing supplement, if any, in making your investment decision.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2004, along with disclosure related to the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

Twelve Months Period Ended	Ratio

December 31, 2000	1.56
December 31, 2001	2.31
December 31, 2002	1.72
December 31, 2003	1.80
December 31, 2004	2.63
March 31, 2005	2.75

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we and the trusts filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also examine our SEC filings through the SEC’s web site at http://www.sec.gov or at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities registered herein.

Annual Report on Form 10-K for the year ended December 31, 2004, as amended by the Annual Report on Form 10-K/A filed May 6, 2005;
Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;
Current Report on Form 8-K filed April 28, 2005;
Current Report on Form 8-K filed April 4, 2005;
Current Report on Form 8-K filed March 9, 2005;
Current Report on Form 8-K filed February 28, 2005;
Current Report on Form 8-K filed February 25, 2005;
Current Report on Form 8-K filed January 31, 2005;
Current Report on Form 8-K filed January 21, 2005; and
Current Report on Form 8-K filed January 11, 2005

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Ms. R. Buonavolonte
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

The net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business. Unless stated otherwise in a prospectus supplement, these purposes include redeeming or repurchasing outstanding debt, replenishing working capital, financing our subsidiaries’ ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering. The proceeds from the sale of Trust Preferred Securities by a trust will be invested in Debt Securities issued by us. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds of the sale of such Debt Securities to the applicable trust for the above purposes.

THE TRUSTS

AEP Capital Trust I, AEP Capital Trust II and AEP Capital Trust III (each a “trust”) are statutory business trusts created under the Delaware Business Trust Act pursuant to amended and restated declarations of trust, among AEP, Wilmington Trust Company, as the Property Trustee and Delaware Trustee and two employees of AEP as Administrative Trustees. In this prospectus, we refer to these declarations as the trust agreements.

Each trust exists solely to:

-	issue and sell its Trust Preferred Securities and Trust Common Securities (the “Trust Securities”);
-	use the proceeds from the sale of its Trust Securities to purchase and hold a series of our Debt Securities;
-  maintain its status as a grantor trust for federal income tax purposes; and
-  engage in other activities that are necessary or incidental to these purposes.

We will purchase all of the Trust Common Securities. The Trust Common Securities will represent an aggregate liquidation amount equal to at least 3% of the total capital of the trust. Payments will be made on the Trust Common Securities pro rata with the Trust Preferred Securities, except that the Trust Common Securities’ right to payment will be subordinated to the rights of the Trust Preferred Securities if there is a default under the trust agreement resulting from an event of default under the applicable indenture.

We will guarantee the Trust Preferred Securities as described later in this prospectus.

Each trust’s business and affairs will be conducted by its Administrative Trustees, as set forth in the trust agreement. The office of the Delaware Trustee in the State of Delaware is 1100 North Market Street, Wilmington, Delaware 19890. The trust’s offices are located at 1 Riverside Plaza, Columbus, Ohio 43215; the telephone number is (614) 716-1000.

ACCOUNTING TREATMENT OF TRUSTS

For financial reporting purposes, the trusts will be treated as our subsidiaries and, accordingly, the accounts of the trusts will be included in our consolidated financial statements. The Trust Preferred Securities will be presented as a separate line item in our consolidated balance sheet, and appropriate disclosures concerning the Trust Preferred Securities, the Guarantees, the Senior Notes and the junior subordinated debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, we will record distributions payable on the Trust Preferred Securities as an expense.

DESCRIPTION OF THE SENIOR NOTES

General

We will issue the Senior Notes directly to the public, to a trust or as part of a Stock Purchase Unit, under an Indenture dated May 1, 2001 between us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee’s offices at 101 Barclay Street, New York, New York.

The Indenture does not limit the amount of Senior Notes that may be issued. The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of Senior Notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of Senior Notes and issue additional Senior Notes of such series.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary’s liquidation.

The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

A prospectus supplement or pricing supplement will include the final terms for each Senior Note. If we decide to list upon issuance any Senior Note or Senior Notes on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms of the Senior Notes that we may sell at one or more times will be established in the applicable pricing or prospectus supplement:

- Maturity
- Fixed or floating interest rate
- Remarketing features
- Certificate or book-entry form
- Redemption
- Not convertible, amortized or subject to a sinking fund
- Interest paid on fixed rate Senior Notes quarterly or semi-annually
- Interest paid on floating rate Senior Notes monthly, quarterly, semi-annually, or annually
- Issued in multiples of a minimum denomination
- Ability to defer payment of interest
- Any other terms not inconsistent with the Indenture
- Issued with Original Issue Discount

The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund. We expect that the Senior Notes issued to the public will be “book-entry,” represented by a permanent global Senior Note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue Senior Note certificates registered in the name of the Senior Noteholders.

The interest rate and interest and other payment dates of each series of Senior Notes issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note:

Redemptions

If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem Senior Notes in whole or in part by delivering written notice to the Senior Noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Senior Notes of a series at one time, the Trustee selects the Senior Notes to be redeemed in a manner it determines to be fair.

Remarketed Notes

If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to purchase or redeem Senior Notes, the holders’ right to tender Senior Notes, and any other provisions.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Senior Notes issued to the public will be issued initially in the form of one or more global notes, in registered form, without coupons, as described under Book-Entry System. However, if we issue Senior Note certificates, they will be registered in the name of the Senior Noteholder. The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Senior Note certificates will be made by check.

Original Issue Discount

We may issue the Senior Notes at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Senior Notes are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Senior Notes.

Interest Rate

The interest rate on the Senior Notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

For a discussion of our ability to defer interest payments on the Senior Notes, see Description of Trust Preferred Securities - Option to Extend Interest Payment Period.

Fixed Rate Senior Notes

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Senior Note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

Each floating rate Senior Note will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Indenture with respect to any series of Senior Notes, unless we state otherwise in the applicable prospectus supplement:

-	failure to pay for three business days the principal of (or premium, if any, on) any Senior Note of a series when due and payable;
-	failure to pay for 30 days any interest on any Senior Note of any series when due and payable;
-	failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;
-  certain events of our bankruptcy or insolvency; or
-  any other event of default specified in a series of Senior Notes.

An event of default for a particular series of Senior Notes does not necessarily mean that an event of default has occurred for any other series of Senior Notes issued under the Indenture. If an event of default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series immediately (“Repayment Acceleration”). In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Senior Notes are issued to a trust, see Description of Trust Preferred Securities - Enforcement of Certain Rights of Holders of Trust Preferred Securities.

The Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

Modification of Indenture

Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed. Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any Senior Noteholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Senior Notes.

Legal Defeasance

We will be discharged from our obligations on the Senior Notes of any series at any time if:

-
we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series, and

-
we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of Senior Noteholders of that series will not change as a result of our performing the action described above.

If this happens, the Senior Noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Senior Notes of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business. The Trustee is also the Subordinated Indenture Trustee under the Subordinated Indenture relating to the Junior Subordinated Debentures.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock currently consists of 600,000,000 shares of common stock, par value $6.50 per share. 383,933,498 shares of our common stock were issued and outstanding as of March 31, 2005. Our common stock, including the common stock offered in this prospectus once issued, is listed on the New York Stock Exchange. EquiServe Trust Company, N.A., P.O. Box 43069, Providence, RI 02940-3069 is the transfer agent and registrar for our common stock.

Dividend Rights

The holders of our common stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends. Our income derives from our common stock equity in the earnings of our subsidiaries. Various financing arrangements, charter provisions and regulating requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock held. The holders of our common stock are entitled to cumulate their votes when voting for the election of directors.

Pre-emptive Rights

The holders of our common stock generally do not have the right to subscribe for or purchase any part of any new or additional issue of our common stock. If, however, our board of directors determines to issue and sell any common stock solely for money and not by (1) a public offering; (2) an offering to or through underwriters or dealers who have agreed to promptly make a public offering; or (3) any other offering which the holders of a majority of our outstanding common stock have authorized; then such common stock must first be offered pro rata to our existing shareholders on terms no less favorable than those offered to persons other than our existing shareholders.

Rights Upon Liquidation

If we are liquidated, holders of our common stock will be entitled to receive pro rata all assets available for distribution to our shareholders after payment of our liabilities, including liquidation expenses.

Restrictions on Dealing with Existing Shareholders

We are subject to Section 513 of New York’s Business Corporation Law, which provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price that is higher than the market price unless the transaction is approved by both the corporation’s board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders, unless the certificate of incorporation requires a greater percentage or the corporation offers to purchase shares from all the holders on the same terms. Our certificate of incorporation does not currently provide for a higher percentage.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

General

We will issue the Junior Subordinated Debentures directly to the public, to a trust or as part of a Stock Purchase Unit under the Subordinated Indenture to be entered into by us and the Subordinated Indenture Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Subordinated Indenture. If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC. See Where You Can Find More Information on how to locate these documents.

The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to “Senior Indebtedness”. You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under Subordination.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Junior Subordinated Debentures) to participate in the assets of the subsidiary upon the subsidiary’s liquidation.

The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it. We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Subordinated Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

A prospectus supplement or pricing supplement will include the final terms for each Junior Subordinated Debenture. If we decide to list upon issuance any Junior Subordinated Debenture or Junior Subordinated Debentures on a securities exchange, a prospectus supplement or pricing supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:

- Maturity
- Fixed or floating interest rate
- Remarketing features
- Certificate or book-entry form
- Redemption
- Not convertible, amortized or subject to a sinking fund
- Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually
-	Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-annually, or annually
- Issued in multiples of a minimum denomination
- Ability to defer interest payments
- Any other terms not inconsistent with the Subordinated Indenture
-	Issued with Original Issue Discount

The interest rate and interest and other payment dates of each series of Junior Subordinated Debentures issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities.

The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

Redemption

Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. If we do not redeem all the Junior Subordinated Debentures of a series at one time, the Subordinated Indenture Trustee selects those to be redeemed in a manner it determines to be fair.

Junior Subordinated Debenture Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under Book-Entry System. However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder. The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Junior Subordinated Debenture certificates will be made by check.

Original Issue Discount

We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

Interest Rate

The interest rate on the Junior Subordinated Debentures will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

For a discussion of our ability to defer interest payments on the Junior Subordinated Debentures, see Description of Trust Preferred Securities - Option to Extend Interest Payment Period.

Fixed Rate Junior Subordinated Debentures

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Junior Subordinated Debentures

Each floating rate Junior Subordinated Debenture will have an interest rate formula. The applicable prospectus supplement or pricing supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

-	failure to pay for three business days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;
-	failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;
-	failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;
-  certain events of our bankruptcy or insolvency; or
-  any other event of default specified in a series of Junior Subordinated Debentures.

An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture. If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately (“Repayment Acceleration”). In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any. For a discussion of remedies in the event Junior Subordinated Debentures are issued to a trust, see Description of Trust Preferred Securities - Enforcement of Certain Rights by Holders of Trust Preferred Securities.

The Subordinated Indenture Trustee must within 90 days after a default occurs, notify the holders of the Junior Subordinated Debentures of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

In the case of Junior Subordinated Debentures issued to a trust, a holder of Trust Preferred Securities may institute a legal proceeding directly against us without first instituting a legal proceeding against the Property Trustee of the trust by which those Trust Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Debentures of the related series on or after the due dates specified in those Junior Subordinated Debentures.

Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

Modification of Subordinated Indenture

Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed. Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

Legal Defeasance

We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

-
we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and

-
we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

If this happens, the debentureholders of the series will not be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series. In that instance, we would remain liable for such amounts.

Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

-	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
-	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or
-	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

“Senior Indebtedness” means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

-	all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed;
-
all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and

-	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue. As of March 31, 2005, our Senior Indebtedness totaled approximately $2,023,600,000.

Governing Law

The Subordinated Indenture and Junior Subordinated Debentures of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business. The Subordinated Trustee is also the Trustee under the Indenture relating to the Senior Notes.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Each trust may issue Trust Preferred Securities and Trust Common Securities under the trust agreement, which we refer to in this prospectus as the Trust Securities. These Trust Securities will represent undivided beneficial interests in the assets of the trust. Selected provisions of the trust agreement are summarized below. This summary is not complete. The form of trust agreement is filed with the SEC herewith and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Trust Preferred Securities.

General

Each trust will exist for the exclusive purposes of:

- issuing and selling its Trust Preferred Securities and Trust Common Securities;
- investing the gross proceeds of the Trust Securities in our Debt Securities;
- maintaining its status as a grantor trust for federal income tax purposes;
- making distributions; and
-	engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

Our Debt Securities will be the sole assets of each trust, and our payments under the Debt Securities will be the sole income of each trust. No separate financial statements of any trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because no trust would have any independent operations and the only purposes of each trust are those described above. We do not expect that any trust will be filing annual, quarterly or special reports with the SEC. The principal place of business of each trust will be c/o American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, OH 43215.

Each trust will exist until terminated as provided in its trust agreement. The trustees of each trust will be:

-	two of our employees or officers or two employees or officers of our affiliates as administrators (the “Administrative Trustees”); and
-
Wilmington Trust Company, which will act as Property Trustee and as indenture trustee for purposes of the Trust Indenture Act (the “Property Trustee”) and for the purpose of complying with the provisions of the Delaware Business Trust Act, the Delaware Trustee (the “Delaware Trustee”).

The trust agreement will authorize the Administrative Trustees to issue two classes of Trust Securities: Trust Preferred Securities and Trust Common Securities. We will own all of the Trust Common Securities issued by each trust, which will rank equally in right of payment with the Trust Preferred Securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the Trust Common Securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire Trust Common Securities of each trust in a total liquidation amount of at least three percent of the total capital of the trust.

Proceeds from the sale of both the Trust Preferred Securities and the Trust Common Securities issued by each trust will be used to purchase our Debt Securities, which will be held in trust by the Property Trustee for the benefit of the holders of the Trust Securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the Trust Preferred Securities issued by each trust, but only to the extent the respective trust has funds legally available for and cash sufficient to make those payments and has not made the payments. See Description of Guarantees below.

Each Guarantee, when taken together with our obligations under the related Debt Securities, the related indenture and the related trust agreement, will provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the respective trust. The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act or the Delaware Business Trust Act.

Provisions of a Particular Series

Each Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

-  the name of the Trust Preferred Securities;
-     the liquidation amount and number of Trust Preferred Securities issued;
-	the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;
-	whether distributions will be cumulative and, in the case of Trust Preferred Securities, having cumulative distribution rights, the date from which distributions will be cumulative;
-
the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

-	the terms and conditions, if any, upon which the Debt Securities and the related Guarantee may be distributed to holders of the Trust Preferred Securities;
-  any securities exchange on which the Trust Preferred Securities will be listed;
-	the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into our securities; and
-	any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the Trust Preferred Securities.

Terms of the Trust Preferred Securities issued by each trust will mirror the terms of the Debt Securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of Debt Securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of that trust. The prospectus supplement will also set forth whether the Debt Securities to be issued to a trust will be Senior Notes or Junior Subordinated Debentures.

Distributions

The Trust Preferred Securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each Trust Preferred Security will be payable, the liquidation amount and the dates on which distributions will be payable.

Each trust will use the proceeds from the issuance and sale of the Trust Preferred Securities to purchase our Debt Securities. The income of a trust available for distribution to holders of the Trust Preferred Securities issued by that trust will be limited to payments under those Debt Securities. If we do not make payments on the Debt Securities, a trust will not have funds available to pay distributions or other amounts payable on the Trust Preferred Securities issued by that trust. The payment of distributions and other amounts payable on the Trust Preferred Securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us as described herein under Description of Guarantees.

Option to Accelerate Maturity Date

If, at any time the Debt Securities are held by a trust, we are not able to deduct the interest payable on the Debt Securities as a result of a Tax Event, then we have the right to accelerate the stated maturity of the Debt Securities to the minimum extent required so that interest on the Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity may not be less than 15 years from the date of the original issuance. Moreover, we may not accelerate the stated maturity unless we have received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Trust Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

Option to Extend Interest Payment Period

If the applicable prospectus supplement so states, we will have the right to defer the payment of interest on the Debt Securities at any time or from time to time for a period, which we refer to in this prospectus as an “extension period,” not exceeding 20 consecutive quarterly periods with respect to each extension period. During each extension period we shall have the right to make partial payments of interest on the Debt Security on any interest payment date. At the end of each extension period we shall pay all interest then accrued and unpaid. No extension period may extend beyond the stated maturity of the Debt Securities or end on a date other than an interest payment date. As a consequence of any such deferral, distributions on the Trust Preferred Securities by a trust will be deferred during any such extension period. Distributions to which holders of the Trust Preferred Securities are entitled will accumulate additional distributions at the rate stated in the applicable prospectus supplement. During an extension period, interest will continue to accrue and holders of Debt Securities, or holders of Trust Preferred Securities while outstanding, will be required to accrue original issue discount income for United States federal income tax purposes. We will provide further discussion of the accrual of original issue discount in the applicable prospectus supplement.

Prior to the termination of any extension period, we may further defer the payment of interest, provided that, unless the applicable prospectus supplement states otherwise, no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Debt Securities. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the applicable trustee and the Property Trustee notice of our election of an extension period at least one business day prior to the earlier of the date the distributions on the Trust Preferred Securities would have been payable but for the election to begin such extension period and the date the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The applicable trustee will give notice of our election to begin a new extension period to the holders of the Trust Preferred Securities.

Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the Guarantee has occurred and is continuing, we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities; or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities.

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of Trust Preferred Securities will be issued initially in the form of one or more global securities, in registered form, without coupons, as described under Book-Entry System. However, if we issue certificates, they will be issued in the name of the security holder.

Trust Preferred Securities of any series will be exchangeable for other Trust Preferred Securities of the same series of any authorized denominations of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, Trust Preferred Securities may be presented for exchange or registration of transfer - duly endorsed or accompanied by a duly executed instrument of transfer - at the office of the Property Trustee, without service charges but upon payment of any taxes and other governmental charges as described in the trust agreement. Such transfer or exchange will be effected upon the Property Trustee being satisfied with the documents of title and identity of the person making the request.

The Property Trustee will not be required to issue, register the transfer of, or exchange any Trust Preferred Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Trust Preferred Securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any Trust Preferred Securities selected for redemption except, in the case of any Trust Preferred Security to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

Distributions and other payments on Trust Preferred Securities issued in the form of global securities will be paid in the manner described under Book-Entry System.

The paying agent initially will be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees. If the Property Trustee is no longer the paying agent, the Property Trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the Administrative Trustees, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the Property Trustee and the Administrative Trustees at which time the paying agent will return all unclaimed funds and all other funds in its possession to the Property Trustee.

Redemption

Upon the repayment or redemption, in whole or in part, of the Debt Securities held by a trust, the proceeds shall be applied by the Property Trustee to redeem a Like Amount, as defined below, of the Trust Securities issued by that trust, upon not less than 30 nor more than 60 days’ notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the Trust Preferred Securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the Debt Securities. If less than all the Debt Securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the Debt Securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the Trust Preferred Securities and the Trust Common Securities issued by that trust.

Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the Debt Securities held by a trust:

-	on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or
-
prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

“Like Amount” means:

-
with respect to a redemption of Trust Securities, Trust Securities having a liquidation amount equal to that portion of the principal amount of Debt Securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the Trust Common Securities and to the Trust Preferred Securities based upon the relative liquidation amounts of the classes; and

-
with respect to a distribution of Debt Securities to holders of Trust Securities in connection with a dissolution or liquidation of a trust, Debt Securities having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom the Debt Securities are distributed.

“Tax Event” means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change - including any announced prospective change - in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance by a trust of Trust Preferred Securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

-
the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the Debt Securities we have issued to that trust;

-
interest payable by us on the Debt Securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

-	the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

“Investment Company Event” means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change - including any announced prospective change - in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of Trust Preferred Securities.

If and for so long as a trust is the holder of all the Debt Securities issued by us to that trust, we will pay, with respect to the Debt Securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding Trust Preferred Securities and Trust Common Securities of a trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

Redemption Procedures

Trust Preferred Securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debt Securities held by that trust. Redemptions of Trust Preferred Securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also Subordination of Trust Common Securities.

If a trust gives a notice of redemption in respect of any Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of Trust Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities. With respect to Trust Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the Trust Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any Trust Preferred Securities called for redemption shall be payable to the holders of the Trust Preferred Securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the Trust Preferred Securities so called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price, and any distribution payable in respect of the Trust Preferred Securities, but without interest on the redemption price, and the Trust Preferred Securities will cease to be outstanding. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the Guarantee as described under Description of Guarantees, distributions on the Trust Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the Trust Preferred Securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

If less than all the Trust Preferred Securities and Trust Common Securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the Trust Preferred Securities and Trust Common Securities to be redeemed shall be allocated proportionately to the Trust Preferred Securities and the Trust Common Securities based upon the relative liquidation amounts of the classes. The particular Trust Preferred Securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Trust Preferred Securities not previously called for redemption, or if the Trust Preferred Securities are then held in the form of a global Trust Preferred Security, in accordance with the depository’s customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Trust Preferred Securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Trust Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless we default in payment of the redemption price on the related Debt Securities, on and after the redemption date interest will cease to accrue on the Debt Securities or portions of them called for redemption.

Subordination of Trust Common Securities

If on any distribution date or redemption date a payment event of default with respect to the underlying Debt Securities has occurred and is continuing, no payment on or in respect of the related Trust Common Securities shall be made unless all amounts due in respect of the related Trust Preferred Securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Trust Preferred Securities then due and payable.

In the case of any event of default under the trust agreement, as defined below, resulting from an event of default with respect to the underlying Debt Securities, the holders of Trust Common Securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all events of default under the related trust agreement with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Trust Preferred Securities and not on behalf of the holders of the Trust Common Securities, and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the Trust Preferred Securities issued by that trust as a dollar amount per Trust Preferred Security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in Debt Securities held by that trust.

The holders of all the outstanding Trust Common Securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the Debt Securities held by that trust to be distributed in liquidation of the trust to the holders of the Trust Preferred Securities and Trust Common Securities issued by the trust.

Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

-	events of bankruptcy, dissolution or liquidation involving us or the holder of the Trust Common Securities, as specified in the trust agreement;
-
the giving by the holder of the Trust Common Securities issued by the trust of written direction to the Property Trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the Trust Common Securities;

-	the redemption of all the Trust Preferred Securities issued by the trust in connection with the repayment or redemption of all the Debt Securities as described under “Redemption”; and
-     the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the Trust Securities issued by the trust a Like Amount of the related Debt Securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the Trust Preferred Securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the “liquidation distribution.” If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its Trust Preferred Securities shall be paid on a proportionate basis. The holders of the Trust Common Securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the Trust Preferred Securities, except that if a payment event of default has occurred and is continuing on the related Debt Securities, the Trust Preferred Securities shall have a priority over the Trust Common Securities. See Subordination of Trust Common Securities.

After the liquidation date is fixed for any distribution of Debt Securities we have issued to a trust,

-	the Trust Preferred Securities issued by that trust will no longer be deemed to be outstanding,
-
the depository or its nominee, as the registered holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Debt Securities to be delivered upon the distribution with respect to the Trust Preferred Securities held by the depository or its nominee, and

-
any certificates representing the Trust Preferred Securities not held by the depository or its nominee will be deemed to represent the Debt Securities having a principal amount equal to the stated liquidation amount of the Trust Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Trust Preferred Securities until the certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

If we do not redeem the Debt Securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the Debt Securities are not distributed to holders of the Trust Preferred Securities issued by that trust, the Trust Preferred Securities will remain outstanding until the repayment of the Debt Securities and the distribution of the liquidation distribution to the holders of the Trust Preferred Securities.

There can be no assurance as to the market prices for Trust Preferred Securities or the related Debt Securities that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of a trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the related Debt Securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Certain Covenants

In connection with the issuance of Trust Preferred Securities by a trust, we will agree:

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to continue to hold, directly or indirectly, 100% of the Trust Common Securities of any trust to which Debt Securities have been issued while such Debt Securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the Trust Common Securities;

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not to voluntarily dissolve, wind up or liquidate a trust to which Debt Securities have been issued, other than in connection with a distribution of Debt Securities to the holders of the Trust Preferred Securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the trust agreements; and

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to use our reasonable efforts, consistent with the terms and provisions of the trust agreements, to cause each trust to which Debt Securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

Unless the applicable prospectus supplement states otherwise, during any extended interest period, or for so long as an event of default under the applicable indenture or any payment default under the preferred security Guarantee has occurred and is continuing, we will also agree that we will not, except in limited circumstances, (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any Debt Securities of ours that rank equally with, or junior to, the Debt Securities; or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the applicable Debt Securities, other than, in each case, repurchases, redemptions or other acquisitions of shares of our:

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capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

-
as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

-	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;
-	payments under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities;
-
any declaration of a dividend in the form of capital stock in connection with any shareholders’ rights plan, or the issuance of rights to capital stock under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

-
any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

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we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

-	we are in default with respect to our payment of any obligations under any Guarantee executed and delivered by us concurrently with the issuance of any Trust Preferred Securities; or
-    an extension period is continuing.

We will also agree that, if and for so long as a trust is the holder of all Debt Securities issued by us in connection with the issuance of Trust Preferred Securities by that trust and that trust is required to pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the Debt Securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

Events of Default

Any one of the following events constitutes an event of default with respect to the Trust Preferred Securities issued by a trust under the related trust agreement:

-	default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;
-	default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable;
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default in the performance, or breach, in any material respect, of any covenant or warranty of the Property Trustee and the Delaware Trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding Trust Preferred Securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement;

-
the occurrence of an event of default under the applicable indenture relating to the Debt Securities held by a trust (see Description of the Senior Notes--Events of Default and Description of the Junior Subordinated Debentures - Events of Default);

-
the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee or all or substantially all of its property if a successor Property Trustee has not been appointed within 90 days of the occurrence; or

-     the occurrence of certain events of bankruptcy or insolvency with respect to the trust.

Within five business days after the occurrence of certain events of default actually known to the respective Property Trustee, the Property Trustee will transmit notice of the event of default to the respective holders of Trust Securities and the respective Administrative Trustees, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related Debt Securities, the Property Trustee must notify the holders and the Administrative Trustees that we intend to defer these interest payments, unless we have revoked our determination to do so.

The applicable trust agreement includes provisions as to the duties of the Property Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Property Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Property Trustee reasonable indemnity. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding Trust Preferred Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred on the Property Trustee, with respect to the related Trust Preferred Securities.

The holders of at least a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities issued by a trust may waive any past default under the applicable trust agreement except:

-	a default in the payment of any distribution when it becomes due and payable or any redemption price;
-
a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding Trust Preferred Security; and

-	a default under the applicable indenture that the holders of a majority in liquidation amount of the Trust Preferred Securities would not be entitled to waive under the applicable trust agreement.

If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related Debt Securities issued by us to a trust, the related Trust Preferred Securities will have a preference over the related Trust Common Securities with respect to payments of any amounts in respect of the Trust Preferred Securities as described above. See Subordination of Trust Common Securities, Liquidation Distribution Upon Dissolution, Description of the Senior Notes - Events of Default and Description of Junior Subordinated Debentures - Events of Default.

We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

Voting Rights; Amendment of Trust Agreement

Except as provided below and under Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors and Description of Guarantees - Amendments and Assignment and as otherwise required by law and the applicable trust agreement, the holders of the Trust Preferred Securities issued by a trust will have no voting rights.

The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its Trust Common Securities and the respective Property Trustee, without the consent of the holders of the Trust Preferred Securities issued by the trust:

-
to cure any ambiguity, correct or supplement any provisions in the trust agreements that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreements, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities;

-	to facilitate the tendering, remarketing and settlement of the Trust Preferred Securities, as contemplated in the trust agreement;
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to modify, eliminate or add to any provisions of the trust agreements to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that a trust will not be required to register as an “investment company” under the Investment Company Act; or

-  to reflect the appointment of a successor trustee.

The trust agreement may be amended by the holders of a majority in aggregate liquidation amount of the Trust Common Securities and the Property Trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities and receipt by the Property Trustee and the Delaware Trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust’s not being taxable other than as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of Trust Preferred Securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Trust Securities as of a specified date or restrict the right of a holder of Trust Securities to institute suit for the enforcement of any payment due.

So long as any Debt Securities are held by a trust, the respective Property Trustee will not:

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direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the Debt Securities under the related indenture, or execute any trust or power conferred on the Property Trustee with respect to the related Debt Securities;

-     waive any past default that is waivable under the applicable indenture;
-	exercise any right to rescind or annul a declaration that the Debt Securities shall be due and payable; or
-	consent to any amendment, modification or termination of the applicable indenture or the related Debt Securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the Trust Preferred Securities, except that, if a consent under the applicable indenture would require the consent of each holder of Debt Securities affected by the consent, no consent will be given by the Property Trustee without the prior written consent of each holder of the Trust Preferred Securities.

A Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities issued by its respective trust except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee will notify each holder of Trust Preferred Securities of any notice of default with respect to the Debt Securities. In addition, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

Any required approval of holders of Trust Preferred Securities issued by a trust may be given at a meeting of holders of those Trust Preferred Securities convened for the purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of Trust Preferred Securities in the manner set forth in the applicable trust agreement.

No vote or consent of the holders of Trust Preferred Securities issued by a trust will be required to redeem and cancel those Trust Preferred Securities in accordance with the applicable trust agreement. See above under Redemption.

Notwithstanding that holders of Trust Preferred Securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those Trust Preferred Securities that are owned by us, the respective Property Trustee or Delaware Trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related Debt Securities and the holders of those Debt Securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding Trust Preferred Securities shall have this right.

If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of Debt Securities on the date the amounts are otherwise payable, a registered holder of Trust Preferred Securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities held by the holder, which we refer to in this discussion as a “Direct Action”. We will have the right under the applicable indenture to set-off any payment made to the holders of Trust Preferred Securities by us in connection with a Direct Action.

We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Trust Preferred Securities. Furthermore, so long as any of the Trust Preferred Securities are outstanding:

-	no modification of the applicable indenture may be made that adversely affects the holders of the Trust Preferred Securities in any material respect,
-     no termination of the applicable indenture may occur and
-	no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding Trust Preferred Securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related Debt Securities have been paid in full and certain other conditions are satisfied.

With certain exceptions, the holders of the Trust Preferred Securities would not be able to exercise directly any remedies available to the holders of the Debt Securities except under the circumstances described in this section.

Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors

The Property Trustee or the Delaware Trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust’s outstanding Trust Preferred Securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the Property Trustee or the Delaware Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the Property Trustee or the Delaware Trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its Trust Common Securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding Trust Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

-
the successor entity either expressly assumes all the obligations of the trust with respect to its Trust Preferred Securities or substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the Trust Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

-	a trustee of the successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the related Debt Securities;
-
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

-
the Trust Preferred Securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the Trust Preferred Securities are then listed or quoted;

-
the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect;

-    the successor entity has a purpose substantially identical to that of the trust;
-
prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Property Trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

-
we or any permitted successor or assignee owns all the Trust Common Securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable Guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

Information Concerning the Property Trustees

Each Property Trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each Property Trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of Trust Preferred Securities issued by the respective trust unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising these powers.

Concerning the Property Trustee

We and our affiliates use or will use some of the services of the Property Trustee in the normal course of business.

Miscellaneous

The Administrative Trustees and the Property Trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or taxable other than as a grantor trust for United States federal income tax purposes and so that the Debt Securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, each Property Trustee and the holders of Trust Common Securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the Property Trustee and the holders of Trust Common Securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

Holders of the Trust Preferred Securities have no preemptive or similar rights.

A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

The trust agreement and the Trust Preferred Securities will be governed by Delaware law.

DESCRIPTION OF GUARANTEES

Each Guarantee will be executed and delivered by us concurrently with the issuance of Trust Preferred Securities by a trust for the benefit of the holders from time to time of the Trust Preferred Securities. We will appoint The Bank of New York as Guarantee Trustee under each Guarantee. Each Guarantee Trustee will hold the respective Guarantee for the benefit of the holders of the Trust Preferred Securities issued by the related trust. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We have summarized below certain provisions of the Guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions in the Guarantee of certain terms. The form of guarantee agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

General

Unless otherwise provided in a prospectus supplement, we will fully and unconditionally agree, to the extent described herein, to pay the Guarantee payments, as defined below, to the holders of the Trust Preferred Securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the “Guarantee payments,” will be subject to the respective Guarantee:

-	any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the trust has funds on hand available therefor;
-	the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the trust has funds on hand available therefor; and
-	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related Debt Securities are distributed to holders of the Trust Preferred Securities, the lesser of:

(1) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available therefor; and

(2) the amount of assets of the trust remaining available for distribution to holders of the Trust Preferred Securities on liquidation of the trust.

Our obligation to make a Guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the Trust Preferred Securities or by causing the trust to pay these amounts to the holders.

Each Guarantee will be an irrevocable guarantee of the obligations of the respective trust under its Trust Preferred Securities, but will apply only to the extent that the trust has funds sufficient to make these payments.

If we do not make payments on the Debt Securities held by a trust, the trust will not be able to pay any amounts payable in respect of its Trust Preferred Securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the Guarantee. See Status of the Guarantees. The Guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

We will enter into an agreement as to expenses and liabilities with each trust to provide funds to such trust as needed to pay obligations of the trust to parties other than the holders of the Trust Preferred Securities. We have, through the Guarantees, the trust agreements, the agreements as to expenses and liabilities, the applicable Debt Securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust’s obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust’s obligations in respect of its Trust Preferred Securities. See Relationship Among Trust Preferred Securities, Debt Securities and Guarantees.

Status of the Guarantees

Each Guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each Guarantee.

Each Guarantee will constitute a guarantee of payment and not of collection; specifically, the Guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. Each Guarantee will be held by the respective Guarantee Trustee for the benefit of the holders of the related Trust Preferred Securities. A Guarantee will not be discharged except by payment of the applicable Guarantee payments in full to the extent not paid or distributed by the respective trust.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities, in which case no vote will be required, a Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related Trust Preferred Securities. The manner of obtaining this type of approval will be as set forth under Description of Trust Preferred Securities - Voting Rights; Amendment of Trust Agreement. All Guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding.

Events of Default

An event of default under a Guarantee will occur upon our failure to perform any of our payment obligations under the Guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

The holders of not less than a majority in aggregate liquidation amount of the related Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any registered holder of Trust Preferred Securities may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related trust, the Guarantee Trustee or any other person or entity.

We, as guarantor, are required to file annually with each Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each Guarantee.

Consolidation, Merger, Sale of Assets and Other Transactions

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) expressly assumes our obligations under the Guarantee; and (iii) immediately after giving effect thereto no event of default under the Guarantee and no event which after notice or lapse of time or both, would become an event of default under the Guarantee has happened and is continuing.

Information Concerning the Guarantee Trustee

The Guarantee Trustee, other than during the occurrence and continuance of a default by us in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee agreement. After a default with respect to the Guarantee, the Guarantee Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

Termination of the Guarantees

Each Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related Trust Preferred Securities, upon full payment of the amounts payable with respect to the Trust Preferred Securities upon liquidation of the respective trust and upon distribution of the related Debt Securities to the holders of the Trust Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

Governing Law

Each Guarantee will be governed by New York law.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Guarantee Trustee in the normal course of business.

We must furnish annually to each Property Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the Administrative Trustees for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES, DEBT SECURITIES AND GUARANTEES

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably Guaranteed by us as and to the extent set forth under Description of Guarantees. Taken together, our obligations under the related Debt Securities, the applicable indenture, an agreement as to expenses and liabilities, the related trust agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional Guarantee of payments of distributions and other amounts due on the Trust Preferred Securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the Guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional Guarantee of each trust’s obligations in respect of the related Trust Preferred Securities. If and to the extent that we do not make payments on the Debt Securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its Trust Preferred Securities. A Guarantee does not cover payment of amounts payable with respect to the Trust Preferred Securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under Debt Securities having a principal amount equal to the liquidation amount of the Trust Preferred Securities held by the holder.

Sufficiency of Payments

As long as payments are made when due on the Debt Securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the Trust Preferred Securities issued by that trust, primarily because:

-	the aggregate principal amount of the Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and Trust Common Securities;
-	the interest rate and interest and other payment dates on the Debt Securities will match the distribution rate, distribution dates and other payment dates for the Trust Preferred Securities;
-	we will pay for any and all costs, expenses and liabilities of the trust except the trust’s obligations to holders of the related Trust Securities; and
-	the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

Under the circumstances set forth under Description of Trust Preferred Securities--Enforcement of Certain Rights by Holders of Trust Preferred Securities, holders of Trust Preferred Securities may bring a Direct Action against us.

A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the related Guarantee without first instituting a legal proceeding against the related Guarantee Trustee, the related trust or any other person or entity. See Description of Guarantees.

Limited Purpose of Trust

The Trust Preferred Securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its Trust Preferred Securities and Trust Common Securities and investing the proceeds of these Trust Securities in Debt Securities. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions or other amounts distributable with respect to the Trust Preferred Securities from a trust, or from us under a Guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related Debt Securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the Trust Preferred Securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See Description of Trust Preferred Securities - Liquidation Distribution Upon Dissolution. Since we are the guarantor under each of the Guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust’s obligations to the holders of the respective Trust Securities, the positions of a holder of Trust Preferred Securities and a holder of Debt Securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

We may issue Stock Purchase Contracts representing contracts obligating holders to purchase from us and we may sell to the holders, a specified number of shares of common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts.

The Stock Purchase Contracts may be issued separately or as a part of units, often known as Stock Purchase Units, consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities or Trust Preferred Securities securing the holder’s obligations to purchase the common stock under the Stock Purchase Contracts.

The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid Stock Purchase Contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original Stock Purchase Contract.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not necessarily contain all of information that you may find useful. For more information, you should review the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities.

BOOK-ENTRY SYSTEM

Unless otherwise stated in a prospectus supplement, book-entry securities of a series will be issued in the form of a global security that the Trustee will deposit with The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue security certificates to each holder. One or more global securities will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant’s accounts. This eliminates the need to exchange security certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

We will wire principal and interest payments to DTC’s nominee. We and the applicable trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global securities and voting by participants, as is the case with securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Securities represented by a global certificate will be exchangeable for definitive securities with the same terms in authorized denominations only if:

-
DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

-	we determine not to require all of the securities of a series to be represented by a global security and notify the Trustee of our decision.

PLAN OF DISTRIBUTION

We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Securities may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The Agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

By Underwriters

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

We may also sell securities directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the “Act”), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL OPINIONS

Our counsel, Hunton & Williams LLP, New York, New York, and one of our lawyers, Jeffrey D. Cross or Thomas G. Berkemeyer, Deputy General Counsel and Associate General Counsel, respectively, of American Electric Power Service Corporation, our service company affiliate, will each issue an opinion about the legality of the securities for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the trust agreement and the creation of the trusts will be passed upon by Richards Layton & Finger, P.A., Wilmington, Delaware.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting of the Company and its subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended by the Company’s Form 10-K/A, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the adoption of new accounting pronouncements in 2002, 2003 and 2004; (2) express an unqualified opinion on the consolidated financial statement schedule; (3) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (4) express an unqualified opinion on the effectiveness of internal control over financial reporting), have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.